Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock Incentive Plan, 2011 Employee Stock Purchase Plan, and 2009 Equity Incentive Plan of Clovis Oncology, Inc. of our report dated April 29, 2011 (except Notes 1, 2, 6, 7, 8 and 11, as to which the date is October 28, 2011), with respect to the financial statements of Clovis Oncology, Inc. included in Amendment No. 3 to its Registration Statement (Form S-1 No. 333-175080) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

November 29, 2011